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                                                                    EXHIBIT 99.5

                      CONSENT OF THOMAS WEISEL PARTNERS LLC

Board of Directors
ScanSoft, Inc.
9 Centennial Drive
Peabody, Massachusetts 01960

Members of the Board:

We hereby consent to the inclusion of (i) our opinion letter, dated May 9, 2005, to the Board of Directors of ScanSoft, Inc. ("ScanSoft") as Annex B to the joint proxy statement/prospectus included in the Registration Statement of ScanSoft on Form S-4 (the "Registration Statement") relating to the proposed merger involving ScanSoft and Nuance, and (ii) references made to our firm and such opinion in the Registration Statement under the captions entitled "SUMMARY OF THE MERGER - Opinions of Financial Advisors", "THE MERGER - Background of the Merger", "THE MERGER - Consideration of the Merger by ScanSoft - ScanSoft's Reasons for the Merger", and "THE MERGER - Consideration of the Merger by ScanSoft - ScanSoft's Reasons for the Merger - Opinion of ScanSoft Financial Advisor". In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are "experts" with respect to any part of the Registration Statement for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

THOMAS WEISEL PARTNERS LLC

/s/ THOMAS WEISEL PARTNERS LLC

Date: June 3, 2005